As filed with the Securities and Exchange Commission on July 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Caribou Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	45-3728228
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2929 7th Street, Suite 105

Berkeley, California 94710

(510) 982-6030

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rachel E. Haurwitz, Ph.D.

President and Chief Executive Officer

Caribou Biosciences, Inc.

2929 7th Street, Suite 105

Berkeley, California 94710

(510) 982-6030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ashok W. Mukhey, Esq. Wendy A. Grasso, Esq. Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067 (310) 734-5200	Barbara G. McClung, Esq. Chief Legal Officer and Corporate Secretary Caribou Biosciences, Inc. 2929 7th Street, Suite 105 Berkeley, California 94710 (510) 982-6030	Ilir Mujalovic, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-257604

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, $0.0001 par value per share	2,300,000 shares	$16.00	$36,800,000	$4,015

(1)

Represents only the additional number of shares being registered and includes 300,000 additional shares of common stock that the underwriters have the option to purchase. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-257604).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered 19,550,000 shares of common stock with an aggregate offering price not to exceed $312,800,000 on a Registration Statement on Form S-1, as amended (File No. 333-257604), which was declared effective by the Securities and Exchange Commission on July 22, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $36,800,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed with respect to the registration of 2,300,000 additional shares of common stock, par value $0.0001 per share, of Caribou Biosciences, Inc., a Delaware corporation, 300,000 shares of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock, pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the earlier registration statement on Form S-1, as amended (File No. 333-257604) (the “Original Registration Statement”). The contents of the Original Registration Statement, which was declared effective by the Securities and Exchange Commission on July 22, 2021, are incorporated in this registration statement by reference. This registration statement is being filed solely to increase the amount of securities offered pursuant to the Original Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Reed Smith LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*

Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-257604), originally filed with the Securities and Exchange Commission on July 1, 2021 and incorporated by reference herein.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California on July 22, 2021.

CARIBOU BIOSCIENCES, INC.

By:	/s/ Rachel E. Haurwitz
Rachel E. Haurwitz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rachel E. Haurwitz	President, Chief Executive Officer and	July 22, 2021
Rachel E. Haurwitz	Director
(Principal Executive Officer)

/s/ Jason V. O’Byrne	Chief Financial Officer	July 22, 2021
Jason V. O’Byrne	(Principal Financial Officer)

/s/ Ryan Fischesser	Controller	July 22, 2021
Ryan Fischesser	(Principal Accounting Officer)

*	Director	July 22, 2021
Scott Braunstein

*	Director	July 22, 2021
Andrew Guggenhime

*	Director	July 22, 2021
Jeffrey Long-McGie

*	Director	July 22, 2021
Natalie R. Sacks

*By:	/s/ Rachel E. Haurwitz
Rachel E. Haurwitz
Attorney-in-Fact